UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	DECEMBER 1, 2005

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	NOT APPLICABLE
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8200 DIXIE ROAD, SUITE 100, BRAMPTON, ONTARIO, CANADA	L6T 5P6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	905-863-0000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement
On December 1, 2005, the registrant entered into a letter agreement (the “Agreement”) with William A. Owens, former Vice-Chairman and Chief Executive Officer of the registrant and Nortel Networks Limited (“NNL”), the registrant’s principal operating subsidiary, concerning the cessation of Mr. Owens’ responsibilities as Vice-Chairman and Chief Executive Officer of the registrant and NNL effective November 15, 2005. The Agreement provides that Mr. Owens is entitled to: (i) a lump sum of US$2.0 million as severance allowance representing two years’ base salary; (ii) a lump sum equivalent to nine weeks of base salary representing all of Mr. Owens’ accrued but unused vacation benefit; (iii) an additional lump sum amount equivalent to two times Mr. Owens’ targeted annual bonus of 170% of base salary under the NNL SUCCESS Incentive Plan (“SUCCESS Plan”), as a special award; (iv) a pro-rata payment under the SUCCESS plan in the event a payment under the SUCCESS plan is made to employees generally in respect of 2005; (v) acceleration of the vesting for all of Mr. Owens’ 2.9 million options to acquire common shares of the registrant; and (vi) certain relocation costs and tax preparation services. Mr. Owens will also receive a pension benefit over a guaranteed period of five years commencing with a payment of $703,913 to be made in June 2006 and equal monthly payments thereafter in the amount of $99,073 through November 2010. Nortel has also agreed to indemnify Mr. Owens in accordance with the applicable Canadian laws. The Agreement also provides that Mr. Owens will have certain non-disclosure and non-compete obligations.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION
By:	/s/ William J. Donovan
William J. Donovan
Senior Vice-President, Human Resources

By:	/s/ Anna Ventresca
Anna Ventresca
Assistant Secretary

Dated:   December 2, 2005